Exhibit 99.1

Broadcom Corporation to Offer Senior Notes

IRVINE, Calif. – July 24, 2014 – Broadcom Corporation (NASDAQ: BRCM) today announced its intention to offer, subject to market and other conditions, two tranches of Senior Notes due 2024 and 2044 under an effective shelf registration statement on Form S-3, on file with the Securities and Exchange Commission.

Broadcom expects to use the net proceeds from the offering for general corporate purposes, which may include the potential redemption, subject to market conditions, of Broadcom’s 2.375% Senior Notes due 2015.

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers for the offering. To obtain a copy of a prospectus and any prospectus supplement for this offering, please contact J.P. Morgan Securities LLC at 383 Madison Ave, New York, NY 10179, Attn: Investment Grade Syndicate Desk or (212) 834-4533 or Morgan Stanley & Co. LLC at 180 Varick St, 2nd Floor, New York, NY 10014, Attn: Prospectus Department or toll-free at (866) 718-1649.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a prospectus and any prospectus supplements thereto. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautions Regarding Forward-Looking Statements

All statements included in this release, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.

Broadcom’s Annual Report on Form 10-K for the year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss certain risk factors that may cause such a difference for us as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement except as required by law.

Corporate Communication Karen Kahn Vice President, Communications 949-926-3139 kkahn@broadcom.com	Investor Relations Chris Zegarelli Senior Director, Investor Relations 949-926-7567 czegarel@broadcom.com

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